FOR IMMEDIATE RELEASE

A.G. Edwards, Inc. Announces
Fourth-Quarter And Full-Year Results For Fiscal 2005

Full-Year Net Earnings 17% Higher Than Last Year;
Record Highs In Total Client Assets and Fee-Based Assets

ST. LOUIS, March 31, 2005 - A.G. Edwards, Inc. (NYSE: AGE) today announced results for the fiscal year and fourth quarter ended February 28, 2005.

Net earnings for fiscal 2005 were $186 million, or $2.37 diluted earnings per share, on net revenues of $2.6 billion. For the prior fiscal year, net earnings were $159 million, or $1.97 diluted earnings per share, on net revenues of $2.5 billion.

For the fourth quarter of fiscal 2005, net earnings were $50 million, or $0.65 diluted earnings per share, on net revenues of $690 million. Net earnings for the fourth quarter last year were $54 million, or $0.67 diluted earnings per share, on net revenues of $697 million.

"Our employees did a tremendous job of building upon last year's results even though the financial markets were more subdued in fiscal 2005," said Robert L. Bagby, chairman, chief executive officer and president. "The significant growth in our asset-management revenues reinforces our belief that more clients are increasingly interested in fee-based products and services and that we are providing an attractive lineup to satisfy this demand. We were pleased to reach all-time highs in client assets in fee-based accounts as well as total client assets. On the expense side, our communication and technology expenses were at their lowest level since fiscal 2000 and demonstrated our continued discipline and efficiency in this area.

"Going into fiscal 2006, we are excited to begin the next phase of our branding initiative. With a new campaign that will begin in mid-April, we will enhance awareness of our brand as the firm that puts the clients' interests at the forefront of everything we do. The positive feedback we have already received from our clients and financial consultants makes us confident that our branding effort is leading us in the right direction. We believe our client-first approach is the key to creating greater value for our shareholders."

The results for both the full year and the fourth quarter include a $10 million charge in occupancy and equipment expenses, or $.06 diluted earnings per share, and represent the cumulative effect of correcting the recognition period for rent-escalation clauses and free-rent periods included in certain branch-office leases. The results for both periods also include an $8 million credit in other expenses, or $.04 diluted earnings per share, to correctly recognize state-registration fees for the firm's financial consultants over the registration period. The correcting entries were recorded in the fourth quarter and were not material to the quarter, the year, or any prior period's consolidated financial information.

RESULTS OF OPERATIONS

Commissions - Commission revenues decreased 4 percent ($47 million) in fiscal 2005 and decreased 10 percent ($30 million) in the fourth quarter when compared to the same time periods last year. The results in both periods reflect decreased client activity in individual equities. The full-year results additionally reflect reduced interest in variable annuities.

Asset Management and Service Fees - Asset-management and service-fee revenues reached an annual record-high $919 million in fiscal 2005, increasing 27 percent ($196 million) versus fiscal 2004. For the fourth quarter, these revenues increased 17 percent ($35 million) over the year-ago quarter. Both the full-year and fourth-quarter results benefited in part from greater client interest in our fund-advisory programs and other fee-based programs and services, as well as increased client-asset values. Client assets in fee-based accounts also reached a record-high $31 billion, increasing 13 percent over last year.

Principal Transactions - Revenues from principal transactions in fiscal 2005 declined 14 percent ($43 million) compared to fiscal 2004. For the fourth quarter this year, principal-transaction revenues declined 20 percent ($14 million) compared to the fourth quarter last year. Both time periods reflect decreased investor demand for fixed-income products and individual equities.

Investment Banking - Investment-banking revenues decreased 24 percent ($76 million) in fiscal 2005 and 14 percent ($12 million) in the fourth quarter versus comparable periods, primarily as a result of lower volume in closed-end fund underwriting. The fourth-quarter decline was partially offset by increased revenues from management fees.

Net Interest Revenue - Interest revenue net of interest expense increased 34 percent ($31 million) in fiscal 2005 and increased 42 percent ($11 million) in the fourth quarter compared to the same periods in fiscal 2004. Both the full-year and fourth-quarter results reflect a change by A.G. Edwards effective January 2004 in the base rates charged on client-margin balances along with a higher interest-rate environment. Additionally, the full-year results reflect slightly higher average client-margin balances.

Other revenue - Other revenue increased $24 million in fiscal 2005 and increased $2 million for the fourth quarter versus the like periods last year. The full-year results reflect a gain of $10 million on the sale of shares in the Chicago Mercantile Exchange and the mark-to-market on other shares in this exchange the firm currently holds. The full-year results also reflect a Sept. 11, 2001 business-interruption settlement of $6 million. Both periods reflect increases in private-equity valuations.

Non-Interest Expenses - Non-interest expenses increased 2 percent ($36 million) during fiscal 2005 compared to fiscal 2004. For the fourth quarter, non-interest expenses decreased 1 percent ($4 million) compared to the same quarter a year ago.

Compensation and benefits for fiscal 2005 increased 3 percent ($56 million) versus fiscal 2004, largely reflecting higher incentive compensation as a result of increased revenues and earnings. For the fourth quarter, compensation and benefits increased 1 percent ($3 million) compared to the same quarter last year.

Non-compensation-related expenses decreased 3 percent ($20 million) for fiscal 2005 and decreased 4 percent ($7 million) during the fourth quarter compared to the same periods last year. Decreases in both time periods are due largely to a decline in communication and technology expenses along with lower accruals for contingent liabilities. Decreases in the full-year results were partially offset by increased expenses related to the firm's branding initiative.

ADDITIONAL SHAREHOLDER INFORMATION

Total client assets at the end of fiscal 2005 were $319 billion, a 6 percent increase when compared to the end of fiscal 2004.

As of February 28, 2005, shareholders' equity was $1.75 billion, for a book value per share of $22.96. Diluted per-share earnings for fiscal 2005 were based on 78.8 million average common and common equivalent shares outstanding compared to 81.0 million in fiscal 2004. Diluted per share earnings for the fourth quarter were based on 77.3 million average common and common equivalent shares outstanding compared to 81.3 million in the year-ago quarter.

ANNUAL STOCKHOLDERS MEETING

The Annual Meeting of Stockholders will be held at the firm's St. Louis headquarters on Thursday, June 23, 2005 at 10:00 a.m. A record date of May 2, 2005 was established for determining those shareholders entitled to vote at the meeting.

ABOUT A.G. EDWARDS, INC.

A.G. Edwards, Inc. is a financial services holding company whose primary subsidiary is the national investment firm of A.G. Edwards & Sons, Inc. For more than 115 years, individuals and businesses have turned to A.G. Edwards to develop strong personal relationships with financial professionals who are dedicated to providing sound investment advice and long-term financial strategies. By adhering to a client-first philosophy, the firm carefully tailors these strategies to fit each client's individual needs. A.G. Edwards and its affiliates encompass 6,890 financial consultants in 719 offices nationwide and two European locations in London, England and Geneva, Switzerland.

# # #

This material may contain forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to A.G. Edwards and those to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, government monetary and fiscal policy, the actions of competitors, changes in and effects of marketing strategies, client interest in specific products and services, regulatory changes and actions, changes in legislation, risk management, legal claims, technology changes, compensation changes, and implementation and effects of expense-reduction strategies. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this release. A.G. Edwards does not undertake any obligation to publicly update any forward-looking statements.

# # #

A. G. EDWARDS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	February 28,	February 29,	Increase/	%
	2005	2004	(Decrease)	Chg.
REVENUES:

Commissions	$277,117	$306,619	$(29,502)	(9.6)
Asset management and service fees	246,566	211,125	35,441	16.8
Principal transactions	57,530	71,894	(14,364)	(20.0)
Investment banking	69,500	81,243	(11,743)	(14.5)
Interest	37,029	25,645	11,384	44.4
Other	3,099	723	2,376	328.6

TOTAL REVENUES	690,841	697,249	(6,408)	(0.9)

Interest expense	1,308	458	850	185.6

NET REVENUES	689,533	696,791	(7,258)	(1.0)

NON-INTEREST EXPENSES:

Compensation and benefits	457,714	454,641	3,073	0.7
Communication and technology	57,356	68,841	(11,485)	(16.7)
Occupancy and equipment	45,906	31,715	14,191	44.7
Marketing and business development	12,785	14,298	(1,513)	(10.6)
Floor brokerage and clearance	5,111	6,126	(1,015)	(16.6)
Other	30,561	37,474	(6,913)	(18.4)

TOTAL NON-INTEREST EXPENSES	609,433	613,095	(3,662)	(0.6)

EARNINGS BEFORE INCOME TAXES	80,100	83,696	(3,596)	(4.3)

INCOME TAXES	29,691	29,292	399	1.4

NET EARNINGS	$50,409	$54,404	$(3,995)	(7.3)

EARNINGS PER SHARE:
Diluted	$0.65	$0.67	$(0.02)	(3.0)
Basic	$0.66	$0.68	$(0.02)	(2.9)

AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Diluted	77,306	81,329
Basic	76,362	80,385

STOCKHOLDERS' EQUITY	$1,752,991	$1,778,319

BOOK VALUE PER SHARE	$22.96	$22.08

TOTAL SHARES OUTSTANDING (end of period)	76,345	80,527

Note: Where appropriate, prior periods' financial information has been reclassified to conform to current year presentation.

A. G. EDWARDS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	For the Twelve Months Ended
	February 28,	February 29,	Increase/	%
	2005	2004	(Decrease)	Change
REVENUES:

Commissions	$1,034,166	$1,081,027	$(46,861)	(4.3)
Asset management and service fees	919,077	723,386	195,691	27.1
Principal transactions	253,899	296,886	(42,987)	(14.5)
Investment banking	245,622	321,861	(76,239)	(23.7)
Interest	128,743	96,132	32,611	33.9
Other	30,288	6,384	23,904	374.4

TOTAL REVENUES	2,611,795	2,525,676	86,119	3.4

Interest expense	4,114	2,859	1,255	43.9

NET REVENUES	2,607,681	2,522,817	84,864	3.4

NON-INTEREST EXPENSES:

Compensation and benefits	1,699,156	1,642,999	56,157	3.4
Communication and technology	241,830	272,047	(30,217)	(11.1)
Occupancy and equipment	151,426	137,617	13,809	10.0
Marketing and business development	65,682	53,262	12,420	23.3
Floor brokerage and clearance	21,341	22,495	(1,154)	(5.1)
Other	133,839	149,123	(15,284)	(10.2)

TOTAL NON-INTEREST EXPENSES	2,313,274	2,277,543	35,731	1.6

EARNINGS BEFORE INCOME TAXES	294,407	245,274	49,133	20.0

INCOME TAXES	107,933	85,789	22,144	25.8

NET EARNINGS	$186,474	$159,485	$26,989	16.9

EARNINGS PER SHARE:
Diluted	$2.37	$1.97	$0.40	20.3
Basic	$2.39	$1.99	$0.40	20.1

AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Diluted	78,766	80,990
Basic	77,908	80,031

STOCKHOLDERS' EQUITY	$1,752,991	$1,778,319

BOOK VALUE PER SHARE	$22.96	$22.08

TOTAL SHARES OUTSTANDING (end of period)	76,345	80,527

Note: Where appropriate, prior periods' financial information has been reclassified to conform to current year presentation.

A. G. EDWARDS, INC.
QUARTERLY CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	February 28,	November 30,	August 31,	May 31,	February 29,
	2005	2004	2004	2004	2004
REVENUES:

Commissions	$277,117	$245,002	$232,038	280,009	$306,619
Asset management and service fees	246,566	234,284	219,304	218,923	211,125
Principal transactions	57,530	55,969	70,999	69,401	71,894
Investment banking	69,500	57,809	57,872	60,441	81,243
Interest	37,029	32,858	30,002	28,854	25,645
Other	3,099	13,510	4,753	8,926	723

TOTAL REVENUES	690,841	639,432	614,968	666,554	697,249

Interest expense	1,308	1,443	699	664	458

NET REVENUES	689,533	637,989	614,269	665,890	696,791

NON-INTEREST EXPENSES:

Compensation and benefits	457,714	410,421	400,090	430,931	454,641
Communication and technology	57,356	59,429	58,914	66,131	68,841
Occupancy and equipment	45,906	35,476	35,268	34,776	31,715
Marketing and business development	12,785	15,424	14,350	23,123	14,298
Floor brokerage and clearance	5,111	5,307	5,723	5,200	6,126
Other	30,561	34,075	36,800	32,403	37,474

TOTAL NON-INTEREST EXPENSES	609,433	560,132	551,145	592,564	613,095

EARNINGS BEFORE INCOME TAXES	80,100	77,857	63,124	73,326	83,696

INCOME TAXES	29,691	28,684	22,496	27,062	29,292

NET EARNINGS	$50,409	$49,173	$40,628	46,264	$54,404

EARNINGS PER SHARE:

Diluted	$0.65	$0.63	$0.52	0.57	$0.67
Basic	$0.66	$0.64	$0.52	0.58	$0.68

AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Diluted	77,306	77,844	79,156	80,951	81,329
Basic	76,362	76,781	78,305	80,183	80,385

STOCKHOLDERS' EQUITY	$1,752,991	$1,712,738	$1,720,332	1,782,281	$1,778,319

BOOK VALUE PER SHARE	$22.96	$22.53	$22.37	22.38	$22.08

Note: Where appropriate, prior periods' financial information has been reclassified to conform to current year presentation.

A.G. EDWARDS, INC.
QUARTERLY STATISTICAL INFORMATION
(Dollars in thousands, except per share amounts)
(Unaudited)

	4Q FY05	3Q FY05	2Q FY05	1Q FY05	4Q FY04

Net Revenues	$689,533	$637,989	$614,269	665,890	$696,791

Earnings Before Income Taxes	$80,100	$77,857	$63,124	73,326	$83,696

Net Earnings	$50,409	$49,173	$40,628	46,264	$54,404

Net Earnings as a
Percent of Net Revenues	7.3%	7.7%	6.6%	6.9%	7.8%

Average Diluted Shares-
(000's Omitted)	77,306	77,844	79,156	80,951	81,329

Earnings Per Share (Diluted)	$0.65	$0.63	$0.52	0.57	$0.67

Dividends Per Share	$0.16	$0.16	$0.16	0.16	$0.16

Stockholders' Equity	$1,752,991	$1,712,738	$1,720,332	1,782,281	$1,778,319

Book Value Per Share	$22.96	$22.53	$22.37	22.38	$22.08

Return On Average Equity-
(Quarter Results Annualized)	11.6%	11.5%	9.3%	10.4%	12.4%

Total Assets (preliminary)	$4,687,797	$4,105,297	$4,001,300	4,110,942	$4,450,730

Financial Consultants	6,890	6,898	6,872	6,899	6,980

Full-time Employees	15,390	15,412	15,413	15,392	15,931

Locations	721	717	717	713	710

Total Client Assets	$319,000,000	$311,000,000	$296,000,000	294,000,000	$300,000,000

Assets In Fee-based Accounts	$30,752,000	$29,235,000	$27,420,000	27,164,000	$27,275,000

Note: Where appropriate, prior periods' financial information has been reclassified to conform to current year presentation.